Exhibit 10.45
OUTDOOR CHANNEL HOLDINGS, INC.
2004 LONG-TERM INCENTIVE PLAN

Restricted Stock Unit Award Agreement

Award No.
     You are hereby awarded Restricted Stock Units (the “RSUs”) subject to the terms and conditions set forth in this Restricted Stock Unit Award Agreement (“Award Agreement”), in the Restricted Stock Unit Election (the “Election Form”), and in the Outdoor Channel Holdings, Inc. 2004 Long-Term Incentive Plan (the “Plan”), which is attached hereto as Exhibit A. A summary of the Plan appears in its Prospectus, which is attached as Exhibit B. You should carefully review these documents, and consult with your personal financial advisor, in order to fully understand the implications of this Award Agreement, including your tax alternatives and their consequences.
     By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award Agreement. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors (the “Board”) of Outdoor Channel Holdings, Inc. (the “Company”), or the Committee pursuant to Section 4 of the Plan, and that such determinations, interpretations or other actions are (unless arbitrary and capricious) final, conclusive and binding upon all parties, including you, your heirs and representatives. Capitalized terms are defined in the Plan or in this Award Agreement.
1. Specific Terms. Your RSUs have the following terms:

Name of Participant
Number of Restricted Stock Units Subject to Award
Purchase Price per Share (if applicable)	Not applicable.
Award Date
Settlement Date	See Election Form.
Vesting of Award	See Vesting Appendix.

2. Termination of Continuous Service. This Award shall be canceled and become automatically null and void immediately after termination of your Continuous Service for any reason, but only to the extent you have not become vested.
3. Vesting and Settlement Date. Shares underlying the RSUs shall become vested pursuant to the vesting schedule set forth in the Vesting Appendix of this Award Agreement. Shares will then be issued (to the extent vested) as soon as practicable, but in no event later than thirty (30) days after the Settlement Date specified in the Election Form. The Company will issue to you or your duly-authorized transferee, free from vesting restrictions (but subject to such legends as the Company determines to be appropriate), one Share for each vested RSU after the applicable Settlement Date. Fractional shares will not be issued, and cash will be paid on the applicable Settlement Date in lieu thereof.
4. Withholding. Certificates shall not be delivered to you unless you have made arrangements satisfactory to the Committee to satisfy any applicable tax-withholding obligations. If approved by the Company, in its discretion, you may, in your discretion, authorize the Company to withhold a portion of the Shares that would otherwise be issued to you upon the lapse of the applicable vesting restrictions to satisfy such withholding obligations (up to the minimum statutorily required withholding obligations).
5. Investment Purposes. You acknowledge that you are acquiring your Shares underlying your RSUs for investment purposes only and without any present intention of selling or distributing them.
6. Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to your interest, if any, in the RSUs awarded hereby. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit C (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.
7. Income Taxes and Deferred Compensation. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Award (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes. The Committee shall have the discretion to unilaterally modify this Award in a manner that (i) conforms with the requirements of Section 409A of the Code, (ii) that voids any election of the Participant to the extent it would violate Section 409A of the Code, and (iii) for any distribution election that would violate Section 409A of the Code, to make distributions pursuant to the Award at the earliest to occur of a distribution event that is allowable under Section 409A of the Code or any distribution event that is both allowable under Section 409A of the Code and is elected by the Participant, subject to any valid second election to defer, provided that the Committee permits second elections to defer in accordance with Section 409A(a)(4)(C). The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Award Agreement.
8. Notices. Any notice, payment or communication required or permitted to be given by any provision of this Award Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows: (i) if to the Company, at the address set forth on the signature page, to the attention of: Board of Directors of Outdoor Channel Holdings, Inc.; (ii) if to you, at the address set forth below your signature on the signature page. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.
9. Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.
10. Modifications. This Award Agreement may be modified or amended at any time, in accordance with Section 15 of the Plan and provided that you must consent in writing to any modification that adversely alters or impairs any rights or obligations under this Award Agreement.
11. Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.
12. Severability. Every provision of this Award Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.
13. Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
14. Governing Law. This Award Agreement shall be interpreted, administered and otherwise subject to the laws of the State of Delaware (disregarding any choice-of-law provisions).
<Signature Page Follows>

     BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the RSUs hereby awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

OUTDOOR CHANNEL HOLDINGS, INC.
By:
Title:

Address:	43445 Business Park Drive, Suite 103 Temecula, CA 92590
     The undersigned hereby accepts the terms of this Award Agreement and the Plan.

[DIRECTOR]

Address:

Vesting Appendix
The Restricted Stock Units shall vest as provided below, and once vested, shall be settled by the Company’s issuance of shares of Company common stock reflecting that number of vested Restricted Stock Units on the Settlement Date as specified in the Election Form. To the extent the following vesting provisions are not met, the Restricted Stock Units shall be immediately forfeited and terminated.
The Restricted Stock Units shall become fully vested on [DATE THAT IS ONE YEAR FROM AWARD DATE], so long as the Participant continued to serve on the Board of Directors of the Company during the period beginning on the date of grant to [DATE THAT IS ONE YEAR FROM AWARD DATE]; provided, however, that upon a Change in Control (as defined in the Plan), the vesting of all Restricted Stock Units shall accelerate, regardless of whether the aforementioned vesting requirements have been satisfied.

OUTDOOR CHANNEL HOLDINGS, INC.
2004 LONG-TERM INCENTIVE PLAN

Restricted Stock Unit Election Form

TO: Chief Financial Officer, Outdoor Channel Holdings, Inc. (the “Company”)
FROM:                                                             (the “Participant”)
     I hereby elect to defer the settlement of my Restricted Stock Units that I would otherwise receive from the Company, subject to the terms and conditions of the Company’s 2004 Long-Term Incentive Plan (the “Plan”) and this Restricted Stock Unit Election Form (the “Election”). I understand that my election is irrevocable. The terms of my election are as follows:
     1. Restricted Stock Units to which Election applies.
☐ My Election applies to the Award of Restricted Stock Units granted on                      (the “Date of Grant”).
☐ My Election applies to any Award that I may be granted in the calendar year which begins after the date of this Election.
          2. Restricted Stock Units Deferred. I elect to defer settlement of [100% of my Award.] or [the following portion of my Award (must be at a minimum of at least 10% and may increase in 5% increments thereafter):
          ______ %]
     3. Restricted Stock Units Deferral Elections. I hereby make the following elections with respect to the settlement of my vested Restricted Stock Units. I understand that if I fail to make an election, or if the election is terminated, that I will be deemed to have elected settlement of my Restricted Stock Units when such units vest as provided in the Restricted Stock Units Notice of Grant.
Form of Settlement of Deferred Restricted Stock Units: I understand that my shares of Stock will be payable in a single lump sum payment.
Settlement Date: Subject to the terms of the Plan and my deferred Restricted Stock Units Agreement (the “Agreement”), I will receive shares of Stock in settlement of my Award (to the extent vested) within 30 days of the earlier of (i) any Settlement Date I have elected below, (ii) the date of my termination of Continuous Service or (iii) the date of any Change in Control.
     I understand that:
     A Settlement Date that I select may be no earlier than January 1 of the third calendar year following the date of this Election.
     That I may (but am not required) to elect a Settlement Date, however, if I don’t select a Settlement Date, but have completed this form and elected to defer settlement of the Award beyond the date such award would have become vested, that I will have made an irrevocable election to defer settlement of the Award until my termination of Continuous Service.

☐	I elect a Settlement Date for 100% of my Award on ________________. (please select a date no earlier than January 1 of the third calendar year following the date of this Election, however, remember that the Award becomes vested on the date provided in the Notice of Grant and unless you elect to defer settlement by completing this form, would be settled on the vesting date)

☐	I do not elect a Settlement Date (and I understand this means that the Settlement Date will be the date I terminate Continuous Service).
     Change of Settlement Date:
I understand that I may make, with the consent of the Company, a subsequent election to further defer settlement of this Award, and that such an election must be made at least one (1) year prior to my originally selected Settlement Date and I further understand that my newly elected Settlement Date must be at least five (5) years after the date of the originally selected Settlement Date. I further understand that the ability to make such a subsequent deferral election may not be available to me in the future if the Company changes its administration policies to reflect any changes to the applicable law governing deferred compensation.
     4. Filing of Election.
     If this Election is being completed for a specific Award, it must be filed with the Chief Financial Officer of the Company no later than thirty (30) days after the Date of Grant. No Election filed after this date will be effective.
     If instead this Election is being completed for an Award that might be granted in a future year, it must be filed with the Chief Financial Officer of the Company no later than December 31st of the calendar year prior to the year such Award will be granted.
     5. Irrevocability of Election. This Election will become irrevocable after it has been submitted to the Company’s Chief Financial Officer.
     6. Award is Unfunded. I understand that the Company has not formally funded my Award and that I am considered a general unsecured creditor of the Company with respect to my rights under the Award.
     7. Subject to Plan. This Election is in all respects subject to the terms and conditions of the Plan. Should any inconsistency exist between this Election, the Plan, the Restricted Stock Units Agreement, and/or any applicable law, then the provisions of either the applicable law or the Plan will control, with the Plan subordinated to the applicable law.

Participant Signature	Date